Exhibit 99.1

Rosetta Resources Inc. Announces 2014 Capital Budget and Guidance and Provides Operations Update

Company plans to spend $1.1 billion next year to deliver approximately 20 – 30 percent total production growth versus 2013

HOUSTON, December 18, 2013 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced its Board of Directors has approved a 2014 capital budget of $1.1 billion. Approximately $735 million, or approximately 67 percent, will be spent on development activities in the liquids-rich window of the Eagle Ford shale in South Texas. Approximately $265 million, or 24 percent, will be spent on activities in the Delaware Basin in West Texas. In addition, the 2014 budget allocates approximately $100 million for other capital items, including evaluation of new venture opportunities, capitalized interest and other corporate capital.  The 2014 capital expenditure program will be funded from a combination of internally generated cash flow, cash on hand, and borrowings under our credit facility.

“The 2014 capital plan is structured to deliver between 20 and 30 percent combined production growth from our Eagle Ford and Delaware Basin assets. The program reflects increasing activity as we initiate broader scale horizontal development in Reeves County and further expand development in new areas of our current Eagle Ford position,” said Jim Craddock, Chairman, Chief Executive Officer and President. “We will continue to focus our efforts on integrating our West Texas assets while continuing to efficiently execute the development of our Eagle Ford leases.”

Rosetta’s 2014 capital program is based on a four to five-rig Eagle Ford program and plans to drill and complete roughly 90 – 95 gross wells.  Approximately half of the completions will be located in the Gates Ranch area with the remainder in other areas in the liquids-rich window of the play, including Briscoe Ranch, Tom Hanks, and Central Dimmit County.  The budget also includes a six-rig Permian program, including four rigs dedicated to horizontal drilling and two rigs allocated to vertical wells. Plans are to drill and complete approximately 50 – 55 gross operated wells in the oil-rich Delaware Basin, about half of which are horizontal wells.

2014 Guidance

Based on the approved capital budget, Rosetta expects full year 2014 production to range from 60 – 65 thousand barrels of oil equivalent per day (“MBoe/d”).  The average oil ratio is expected to be approximately 30 percent in 2014.

Rosetta expects direct LOE unit costs to average from $2.85 – $3.10 per Boe in 2014. Total lifting costs, including direct LOE, workover expenses, insurance, and ad valorem taxes, are anticipated to range from $4.15 – $4.60 per Boe in 2014 reflecting the full year impact of Permian Basin operations.  A summary of the Company’s cost per unit expense guidance for full year 2014 is outlined in the attached “Summary of Guidance” table.

Fourth Quarter 2013 Operations Update

During the fourth quarter Rosetta was impacted by operational issues in South Texas on a gathering pipeline and at a gas processing facility owned by third-party midstream service providers.  The plant operating problems adversely affected the Company’s natural gas liquid (“NGL”) recoveries and resulted in a shutdown at one of the third-party facilities.  The Company also had delays in production timing due to extended shut-ins of buffer pad wells as well as timing of first production from newly completed wells.  Additionally, Rosetta experienced temporary production interruptions in the Gates Ranch assets located in the Eagle Ford shale due to a compressor fire at a production facility.  The combined impact of the fourth quarter production interruptions resulted in curtailment of approximately 4,000 barrels of net oil equivalent daily production, the majority of which was related to the third-party midstream plant disruption.  As a result, Rosetta expects fourth quarter 2013 production to average approximately 52 MBoe/d and full year 2013 production to average about 50 MBoe/d, or roughly 35 percent year-over-year production growth compared to 2012.  For 2014, Rosetta’s production associated with the shut-in plant was successfully re-routed to two other contracted third-party midstream service providers.

Chairman, CEO and President, Jim Craddock commented, “Our strength is our people and our personnel have done a great job of minimizing the impacts of several external hurdles we faced this quarter.  We look forward to discussing our fourth quarter results, as well as our outlook for 2014, with investors in February.”

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns well delineated positions in the Eagle Ford area in South Texas and in the Permian Basin.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements
This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; the Company’s ability to integrate the newly acquired assets and operations, including the assets acquired in the Permian; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; changes in commodity prices that were not anticipated in the acquisition of the assets and operations in the Permian; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:
Antoinette D. (Toni) Green
Vice President, Investor Relations & Planning
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Summary of Guidance

	2014 Full Year

MBoe/d
2014 Average Daily Production	60	-	65

$/BOE
Direct Lease Operating Expense	$2.85	-	$3.10
Workover Expenses	0.60	-	0.70
Insurance	0.05	-	0.05
Ad Valorem Tax	0.65	-	0.75
Treating and Transportation	4.20	-	4.60
Production Taxes	1.30	-	1.40
DD&A	14.60	-	16.05
G&A, excluding Stock-Based Compensation	3.40	-	3.70
Interest Expense	2.55	-	2.80